Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 prepared by Par Pacific Holdings, Inc. (formerly known as Par Petroleum Corporation) (the “Company”), and as referenced in the Current Report on Form 8-K of Par Pacific Holdings, Inc. filed on May 22, 2015, of information contained in our report dated March 9, 2015, with respect to estimates of reserves and future net revenue of Par Petroleum Corporation, as of December 31, 2014.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 16, 2015